Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-260995 on Form S-8 of Orion Office REIT Inc. of our report dated March 24, 2022, relating to the financial statements of VEREIT Office Assets appearing in this Annual Report on Form 10-K of Orion Office REIT Inc. for the year ended December 31, 2021.

/s/ DELOITTE & TOUCHE LLP
Phoenix, Arizona
March 24, 2022